Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Chartered Semiconductor Manufacturing Ltd:

We consent to the use of our report dated January 30, 2004, with respect to the consolidated balance sheets of Chartered Semiconductor Manufacturing Ltd as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference.

/s/ KPMG

Singapore
June 23, 2004